Exhibit 99.1

Dorman Products, Inc. Reports First Quarter 2026 Results and Reaffirms 2026 Guidance
Highlights (All comparisons are to the prior year period unless otherwise noted):
•Net sales of $528.8 million for the quarter, up 4.2%
•Diluted earnings per share (“EPS”) of $1.43, down 24%
•Adjusted diluted EPS* of $1.57, down 22%
•Generated $43.8 million of cash from operating activities; repurchased $51 million of its shares

COLMAR, PA (May 4, 2026) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ: DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the first quarter ended March 28, 2026.

Kevin Olsen, Dorman’s Chairman, President, and Chief Executive Officer, stated, “We started the year with solid financial performance that was in line with our expectations. Despite ongoing uncertainty in the broader economy and geopolitical environment, we delivered first quarter net sales growth of 4.2% year over year. Diluted EPS was $1.43, and adjusted diluted EPS* was $1.57, down 24% and 22%, respectively, compared to the same period in 2025, driven largely by the anticipated impact of higher costs associated with tariffs implemented in 2025. In addition, we generated cash from operations of $44 million and returned capital to stockholders through $51 million of share repurchases at an average price of $118 per share.

“Based on our first-quarter performance and our positive outlook across all three of our segments, we are reaffirming our net sales and earnings guidance for 2026.

“As we continue to navigate through recent market dynamics, we remain confident in our strategy and position as the innovation leader in the aftermarket, and we will continue to manage and execute on the factors within our control to support long-term growth.”

First Quarter Financial Results
The Company reported first quarter 2026 net sales of $528.8 million, up 4.2% compared to net sales of $507.7 million in the first quarter of 2025.

Gross profit was $190.2 million in the first quarter of 2026, or 36.0% of net sales, compared to $207.7 million, or 40.9% of net sales, in the same quarter last year.

Selling, general, and administrative (“SG&A”) expenses were $131.4 million, or 24.8% of net sales, in the first quarter of 2026, compared to $127.6 million, or 25.1% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $126.0 million, or 23.8% of net sales, in the first quarter of 2026, compared to $121.6 million, or 23.9% of net sales, in the same quarter last year.

Diluted EPS was $1.43 in the first quarter of 2026, down 24% compared to diluted EPS of $1.87 in the same quarter last year. Adjusted diluted EPS* was $1.57 in the first quarter of 2026, down 22% compared to adjusted diluted EPS* of $2.02 in the same quarter last year.

Segment results were as follows:

	Net Sales			Segment Profit Margin
($ in millions)	Q1 2026	Q1 2025	Change	Q1 2026	Q1 2025	Change
Light Duty	$423.8	$408.8	4%	14.1%	19.9%	-580 bps
Heavy Duty	$57.8	$51.7	12%	0.8%	-0.3%	110 bps
Specialty Vehicle	$47.2	$47.2	0%	8.7%	10.2%	-150 bps

2026 Guidance
The Company reaffirms its full-year 2026 guidance as detailed in the table below. The Company's guidance includes the expected impact of tariffs enacted as of May 4, 2026. The Company’s guidance excludes impacts from potential IEEPA tariff refunds, potential tariff changes after May 4, 2026, future acquisitions and divestitures, and additional share repurchases.

2026 Guidance
Net Sales Change vs. 2025	7% – 9%
Diluted EPS	$7.57 – $7.97
Change vs. 2025	14% – 20%
Adjusted Diluted EPS*	$8.10 – $8.50
Change vs. 2025	(9)% – (4)%
Tax Rate Estimate	23.5%

Conference Call and Webcast
The Company will hold a conference call and webcast for investors on Tuesday, May 5, 2026, beginning at 8:00 a.m. Eastern time. The conference call can be accessed by telephone at (888) 440-4182 within the U.S. or +1 (646) 960-0653 outside the U.S. When prompted, enter the conference ID number 1698878. A live audio webcast and accompanying presentation materials can be accessed on the Company’s website at Dorman Products, Inc. - Events. After the call, a replay of the session will be available on the Investor section of the Company’s website.

About Dorman Products
Dorman gives professionals, enthusiasts, and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products covering cars, trucks, and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates,” and similar expressions are used to identify these forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve known and unknown risks, uncertainties, and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; widespread public health pandemics; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our information security systems and defend against cyberattacks; our ability to protect our intellectual property and defend against any claims of infringement; and financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation. More information on these risks and other potential factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price is included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Relations Contact
Alex Whitelam, VP, Investor Relations
awhitelam@dormanproducts.com
(445) 448-9522

Visit our website at dormanproducts.com. The Investor Relations section of the website contains important Company information, including financial data and investor materials. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC.
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	3/28/26	Pct.*	3/29/25	Pct. *
Net sales	$528,770	100.0	$507,692	100.0
Cost of goods sold	338,615	64.0	299,984	59.1
Gross profit	190,155	36.0	207,708	40.9
Selling, general, and administrative expenses	131,372	24.8	127,634	25.1
Income from operations	58,783	11.1	80,074	15.8
Interest expense, net	5,807	1.1	7,358	1.4
Other income, net	(3,246)	(0.6)	(1,361)	(0.3)
Income before income taxes	56,222	10.6	74,077	14.6
Provision for income taxes	12,671	2.4	16,572	3.3
Net income	$43,551	8.2	$57,505	11.3

Diluted earnings per share	$1.43		$1.87

Weighted average diluted shares outstanding	30,423		30,810
* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC.
Consolidated Balance Sheets
(in thousands, except share data)

(unaudited)	3/28/26	12/31/25
Assets
Current assets:
Cash and cash equivalents	$43,056	$49,436
Accounts receivable, less allowance for doubtful accounts of $1,879 and $1,948	503,026	479,252
Inventories	902,422	959,019
Prepaids and other current assets	26,896	33,819
Total current assets	1,475,400	1,521,526
Property, plant, and equipment, net	166,621	168,777
Operating lease right-of-use assets	110,155	112,805
Goodwill	387,334	387,334
Intangible assets, net	251,785	257,079
Other assets	43,836	45,557
Total assets	$2,435,131	$2,493,078
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$133,549	$185,125
Accrued compensation	17,577	30,756
Accrued customer rebates and returns	184,966	197,398
Revolving credit facility	15,000	—
Current portion of long-term debt	37,500	37,500
Other accrued liabilities	59,533	42,048
Total current liabilities	448,125	492,827
Long-term debt	402,512	402,413
Long-term operating lease liabilities	93,226	96,568
Deferred tax liabilities	3,868	3,977
Other long-term liabilities	20,697	20,218
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,031,601 and 30,391,955 shares issued and outstanding in 2026 and 2025, respectively	300	304
Additional paid-in capital	134,230	137,109
Retained earnings	1,337,092	1,344,183
Accumulated other comprehensive loss	(4,919)	(4,521)
Total shareholders’ equity	1,466,703	1,477,075
Total liabilities and shareholders' equity	$2,435,131	$2,493,078
Selected Cash Flow Information (unaudited):

	Three Months Ended
(in thousands)	3/28/26	3/29/25
Cash provided by operating activities	$43,759	$51,237
Depreciation and amortization	$13,998	$13,843
Capital expenditures	$8,449	$10,985

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.
Adjusted Net Income:

	Three Months Ended
(unaudited)	3/28/26*	3/29/25*
Net income (GAAP)	$43,551	$57,505
Pretax acquisition-related intangible assets amortization [1]	5,174	5,471
Pretax acquisition-related transaction and other costs [2]	242	492
Pretax reduction in workforce costs [3]	—	114
Tax adjustment (related to above items) [4]	(1,284)	(1,474)
Adjusted net income (Non-GAAP)	$47,683	$62,108

Diluted earnings per share (GAAP)	$1.43	$1.87
Pretax acquisition-related intangible assets amortization [1]	0.17	0.18
Pretax acquisition-related transaction and other costs [2]	0.01	0.02
Pretax reduction in workforce costs [3]	—	0.00
Tax adjustment (related to above items) [4]	(0.04)	(0.05)
Adjusted diluted earnings per share (Non-GAAP)	$1.57	$2.02

Weighted average diluted shares outstanding	30,423	30,810
* Amounts may not add due to rounding.
See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	3/28/26	Pct.**	3/29/25	Pct.**
SG&A expenses (GAAP)	$131,372	24.8	$127,634	25.1
Pretax acquisition-related intangible assets amortization [1]	(5,174)	(1.0)	(5,471)	(1.1)
Pretax acquisition-related transaction and other costs [2]	(242)	(0.0)	(492)	(0.1)
Pretax reduction in workforce costs [3]	—	—	(114)	(0.0)
Adjusted SG&A expenses (Non-GAAP)	$125,956	23.8	$121,557	23.9

Net sales	$528,770		$507,692
* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of an acquisition to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $5.2 million pretax (or $3.9 million after tax) during the three months ended March 28, 2026. Such costs were $5.5 million pretax (or $4.1 million after tax) during the three months ended March 29, 2025.
[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions. During the three months ended March 28, 2026, and March 29, 2025, we incurred charges included in selling, general, and administrative expenses to complete and integrate acquisitions of $0.2 million pretax (or $0.2 million after tax) and $0.5 million pretax (or $0.4 million after tax), respectively.
[3] – Pretax reduction in workforce costs represents costs incurred in connection with our planned workforce reduction, including insurance continuation costs. During the three months ended March 29, 2025, the expenses were $0.1 million pretax (or $0.1 million after tax).
[4] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above and totaled $(1.3) million during the three months ended March 28, 2026, and $(1.5) million during the three months ended March 29, 2025. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

2026 Guidance:

The Company reaffirms the following guidance ranges related to its full year 2026 outlook:

	Year Ending 12/31/2026
(unaudited)	Low End	High End
Diluted earnings per share (GAAP)	$7.57	$7.97
Pretax acquisition-related intangible assets amortization	0.66	0.66
Pretax acquisition transaction and other costs	0.03	0.03
Tax adjustment (related to above items)	(0.16)	(0.16)
Adjusted diluted earnings per share (Non-GAAP)	$8.10	$8.50

Weighted average diluted shares outstanding	30,500	30,500